Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated January 31, 2019, relating to the consolidated financial statements and consolidated financial statement schedule of Comcast Corporation and subsidiaries, and the effectiveness of Comcast Corporation’s and subsidiaries internal control over financial reporting, appearing in the Annual Report on Form 10-K of Comcast Corporation and subsidiaries for the year ended December 31, 2018, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania

August 1, 2019